                                                                      Exhibit 12


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)


                                                         Twelve Months                    Twelve Months
                                                        Ended March 31,                 Ended December 31,
                                                       -----------------   -----------------------------------------------
                                                         2001      2000      2000      1999      1998      1997      1996
                                                       -------   -------   -------   -------   -------   -------   -------

Consolidated Income (Loss) from Continuing Operations
before Income Taxes                                      555.7     547.5     485.0     565.9     461.1     397.0     325.8

Adjustments:
  Interest during construction                            (2.3)     (2.7)     (2.2)     (2.8)     (2.1)     (3.0)     (1.1)
  Distributed (Undistributed) equity income               (4.9)     (6.4)     (5.5)     (5.8)     (0.4)      3.6       1.5
  Fixed charges                                          191.8     192.0     192.8     183.8     163.3     180.5     183.7
                                                       -------   -------   -------   -------   -------   -------   -------
    Earnings Available                                   740.3     730.4     670.1     741.1     621.9     578.1     509.9
                                                       -------   -------   -------   -------   -------   -------   -------

Fixed Charges:
  Interest on long-term and short-term debt              151.6     155.5     154.3     152.9     145.4     145.6     150.8
  Other interest                                          22.0      20.4      18.3      14.9       1.4      15.2      13.5
  Portion of rentals representing interest                18.2      16.1      20.2      16.0      16.5      19.7      19.4
                                                       -------   -------   -------   -------   -------   -------   -------
Total Fixed Charges                                      191.8     192.0     192.8     183.8     163.3     180.5     183.7
                                                       -------   -------   -------   -------   -------   -------   -------

Ratio of Earnings to Fixed Charges                        3.86      3.80      3.48      4.03      3.81      3.20      2.78
                                                       =======   =======   =======   =======   =======   =======   =======


Prior periods have been restated to reflect discontinued operations.